News From:

[LOGO OF COMPUCOM APPEARS HERE]

FOR IMMEDIATE RELEASE

Contacts:  Edward R. Anderson, President & CEO
           Robert J. Boutin, CFO
           214/265-3600

                    COMPUCOM Q3 EARNINGS INCREASE 48 PERCENT


     DALLAS -- October 16, 1995 -- CompuCom Systems, Inc. (NASDAQ:CMPC), a PC services integration company, today announced net earnings for the quarter ended September 30, 1995, increased 48 percent to $4.8 million. Comparable 1994 net earnings were $3.3 million. Revenues for the quarter increased 13 percent to $347.9 million from $306.7 million posted for the same period in 1994. Primary earnings per share this quarter increased to $.12/share from $.09/share in the third quarter of 1994, while fully diluted earnings per share increased to $.10/share from $.08/share.

     Revenues for the first nine months of 1995 increased 14 percent to $1.0 billion, up from $894.1 million in 1994. For the first nine months, net earnings increased 45 percent to $13.5 million, up from $9.3 million. Primary earnings per share for the same period increased to $.34/share compared to $.25/share in 1994, while fully diluted earnings per share increased to $.29/share from $.22/share.

     "We are pleased with the third quarter results, as our increased service revenues allowed us to be more profitable than the second quarter of 1995 on lower total revenues, as industry growth of product demand was reduced by anticipated improvements in product technology including Pentium and Windows '95," said Edward R. Anderson, CompuCom's president and CEO. "We continued to grow our services business at an accelerated rate compared to our product business in this quarter and for the year. The increased profitability of our services, combined with continued improvement in our product

COMPUCOM'S THIRD QUARTER RESULTS 2-4

product business allowed us to increase our pretax earnings as a percentage of revenues to 2.3 percent from 1.8 percent in 1994."

     CompuCom's services revenue increased approximately 80 percent compared to third quarter and for the nine months ended September 30, 1995. CompuCom's strategy has been to expand its enterprise network integration capabilities through internal growth and acquisitions. "In 1995 we concentrated on increasing our service offerings and the profitability of our product business. We have been successful on both counts," said James W. Dixon, CompuCom's chairman. "For 1996, we plan on expanding our product business, and we are pleased to announce that we have won the State of California bid for San Francisco and Los Angeles."

     CompuCom also announced that it has called for redemption on October 26, 1995, $18.5 million of its 9% Convertible Subordinated Notes, which it expects will be converted into 8.4 million shares of the Company's common stock. To assist the holders of these shares to sell in the public market all or a portion of the acquired shares, the Company filed a registration statement with the Securities and Exchange Commission for a proposed underwritten public offering of 4.2 million of these shares. The Robinson-Humphrey Company, Inc. and Hambrecht & Quist, LLC will manage this offering. In addition to increasing the Company's Stockholder's Equity, this transaction will also have a favorable impact on the Company's interest costs.

     CompuCom Systems, Inc., headquartered in Dallas, Texas is a leading PC services integration company providing end-to-end network integration services to large corporate customers. CompuCom's nationwide services include: LAN/WAN projects, help desk design and implementation, network management, field engineering, asset and procurement management, configuration and product distribution.

COMPUCOM'S THIRD QUARTER RESULTS 3-4

                             COMPUCOM SYSTEMS, INC.
                           COMPARATIVE FINANCIAL DATA
                                  (UNAUDITED)

              (ALL AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
              ---------------------------------------------------


                          Three Months Ended Sept 30,    Nine Months ended Sept 30,
                          ---------------------------    --------------------------
                             1995            1994            1995            1994
                             ----            ----            ----            ----
Net Revenues               $347,899        $306,654      $1,022,096        $894,136

Gross Margin               $ 55,805        $ 43,503      $  160,960        $120,257

Net Earnings               $  4,827        $  3,271      $   13,476        $  9,295

Earnings per common share:
     -  Primary                $.12            $.09            $.34            $.25

     -   Fully diluted         $.10             .08            $.29            $.22


Average common shares
 outstanding:
     -   Primary             37,206          35,361          36,476          35,807

     -   Fully diluted       45,808          43,802          45,661          44,216



 Earnings per share calculations are based on the weighted average number of shares outstanding in each period and reflect a preferred stock dividend of $300 thousand in third quarter 1995 and $900 thousand year-to-date 1995 and $150 thousand in third quarter 1994 and $225 thousand year-to-date 1994.
 Therefore, the sum of the quarters do not necessarily equal the year-to-date earnings per share.

COMPUCOM'S THIRD QUARTER RESULTS 4-4


                             COMPUCOM SYSTEMS, INC.
                               BALANCE SHEET DATA


                                      9/30/95
                                    (Unaudited)        12/31/94
                                    -----------        --------

Accounts Receivable                    223,349          233,589


Inventory                              171,736          155,561

Other Current Assets                     5,806            6,221

Other Assets                            34,083           34,160
                                    ----------         --------
 Total                                 434,974          429,531

Current Liabilities                    201,140          191,965

Long-Term Debt                         101,508          118,974

Other Liabilities                        1,318            6,010

Convertible Subordinated Notes (1)      18,500           18,214

Stockholders' Equity                   112,508           94,368
                                    ----------         --------
Total                                  434,974          429,531



(1) The Convertible Subordinated Notes were called by the Company for redemption on October 26, 1995, when they are expected to be converted into 8.4 million shares of the Company's common stock.